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                                                Filed pursuant to Rule 424(b)(3)
                                                SEC File No. 333-40352


                             [travelbyus.com logo]


SUPPLEMENT DATED NOVEMBER 13, 2000
TO JOINT PROXY STATEMENT/PROSPECTUS DATED NOVEMBER 8, 2000


     This supplement supplements and amends the joint proxy statement/prospectus dated November 8, 2000 relating to special meetings of the shareholders of Aviation Group, Inc. and travelbyus.com ltd. scheduled for December 20, 2000.
At the meetings, a proposed arrangement between travelbyus.com and a subsidiary of Aviation Group will be considered and voted on.

     The following information regarding recent business developments of travelbyus.com is added to the joint proxy statement/prospectus.

Recent Developments Relating to travelbyus.com
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     On November 9, 2000, travelbyus.com ltd. announced that it had signed a letter of intent with Amadeus NMC Holding, Inc. Amadeus intends to make a strategic equity investment in travelbyus.com. Amadeus is one of the leading global distribution systems in the travel industry. travelbyus.com expects that, in connection with the purchase of this minority ownership position, an Amadeus representative will join the travelbyus.com Board of Directors. travelbyus.com also expects to become a value added reseller offering integrated technology from travelbyus.com with Amadeus' global distribution system services. travelbyus.com's Web site has, since inception, used the booking technology of Amadeus for making travel reservations.

     On November 13, 2000, travelbyus.com announced the completion of the integration of the ITA software into its Web site. This software facilitates the search through the Web site for the lowest airfares and significantly enhances and simplifies the Web site booking capabilities for airline tickets. The joint proxy statement/prospectus had discussed, on pages 11 and 119, the expected completion of this integration project.